EXHIBIT 21

SUBSIDIARIES OF CHESAPEAKE ENERGY CORPORATION

(an Oklahoma corporation)

October 21, 2003

Corporations	State of Organization

Chesapeake South Texas Corp.	Oklahoma
Chesapeake Energy Louisiana Corporation	Oklahoma
Chesapeake Energy Marketing, Inc.	Oklahoma
Chesapeake EP Corporation	Oklahoma
Chesapeake Gas Gathering Company	Delaware
Chesapeake Operating, Inc.	Oklahoma
Nomac Drilling Corporation	Oklahoma
Oxley Petroleum Co.	Oklahoma

Limited Liability Companies	State of Formation

The Ames Company, L.L.C.	Oklahoma
Carmen Acquisition, L.L.C.	Oklahoma
Chesapeake Acquisition, L.L.C.	Oklahoma
Chesapeake ENO Acquisition, L.L.C.	Oklahoma
Chesapeake Focus, L.L.C.	Oklahoma
Chesapeake KNAN Acquisition, L.L.C.	Oklahoma
Chesapeake Mountain Front, L.L.C.	Oklahoma
Chesapeake ORC, L.L.C.	Oklahoma
Chesapeake Royalty, L.L.C.	Oklahoma
Gothic Energy, L.L.C.	Oklahoma
Gothic Production, L.L.C.	Oklahoma
John C. Oxley, L.L.C.	Oklahoma
MC Mineral Company, L.L.C.	Oklahoma
Mayfield Processing, L.L.C.	Oklahoma
Sap Acquisition, L.L.C.	Oklahoma

Partnerships

Chesapeake Exploration Limited Partnership	Oklahoma
Chesapeake Louisiana, L.P.	Oklahoma
Chesapeake Panhandle Limited Partnership	Oklahoma
Chesapeake Sigma, L.P.	Oklahoma
Chesapeake-Staghorn Acquisition L.P.	Oklahoma
MidCon Compression, L.P.	Oklahoma
Chesapeake Zapata, L.P.	Oklahoma